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                                                                    EXHIBIT 21.1

              SUBSIDIARIES OF AMERICAN LAWYER MEDIA HOLDINGS, INC.

American Lawyer Media, Inc.
The New York Law Publishing Company
NLP IP Company
American Lawyer Media International Holdings Limited
American Lawyer Media International Limited